VICON INDUSTRIES, INC.
                                    89 Arkay Drive
                                  Hauppauge, NY 11788
                                 (516) 952-2288 (CCTV)

                       Notice of Annual Meeting of Shareholders
                             To Be Held on April 23, 1998

To the Shareholders of Vicon Industries, Inc.

     Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on April 23, 1998 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

      1. To elect three directors for terms expiring in 2001; and
      2. To ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending September 30, 1998; and
      3. To receive the reports of officers and to transact such business as may properly come before the meeting.

     Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on February 27, 1998 fixed by action of the Board of Directors.

     The Company's proxy statement is submitted herewith. The Annual Report to Shareholders for the year ended September 30, 1997 and first quarter report of fiscal year 1998 are included with the proxy statement.



                                        By Order of the Board of Directors,



Hauppauge, New York                       Arthur D. Roche
March 2, 1998                             Secretary




                         YOUR VOTE IS IMPORTANT
You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

              PROXY STATEMENT FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                        SOLICITATION AND REVOCATION OF PROXY
     The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on April 23, 1998 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

     Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

                            PURPOSES OF ANNUAL MEETING
     The Annual Meeting has been called for the purposes of electing three directors of the class whose term of office expires in 2001; ratifying the selection of auditors; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

     The two persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of three directors whose term of office expires in 2001 and FOR ratification of the selection of auditors.

                              SHAREHOLDER PROPOSALS
     Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 27, 1998, and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting. Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

           This proxy statement and the enclosed proxy card are being furnished to shareholders on or about March 3, 1998.

                                 VOTING SECURITIES
     The Company has one class of capital stock, consisting of common stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on February 27, 1998. As of February 27, 1998, there were 3,056,058 shares outstanding.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under New York law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     Concerning the ratification of independent auditors and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or
(iii) "ABSTAIN" with respect to the item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of independent auditors and all other matters shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked "ABSTAIN" as to the matter.

     Proxies solicited hereby will be returned to the Board, and will be tabulated by inspectors of election designated by the Board, who will not be employed, or a director of, the Company or any of its affiliates.

           SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table sets forth information, as of January 31, 1998, as to each person, known to the Company to be a "beneficial owner" (as defined in regulations of the Securities and Exchange Commission) of more than five percent of the Company's Common Stock and the shares beneficially owned by the Company's Directors, Chief Executive Officer, highly compensated executive officers, and all Directors and all officers as a group.

Name and Address                              Number of Shares          Percent
of Beneficial Owner                           Beneficially Owned (1)    of Class

Chugai Boyeki Company, Ltd
     and Affiliates

2-15-13 Tsukishima
Chuo-ku
Tokyo, Japan 104                              548,715                    16.8%

Chu S. Chun
C/O I.I.I. Companies, Inc
915 Hartford Turnpike
Shrewsbury, MA 01545                          204,507 (6)                 6.3
-------------------------------------------------------------------------------

       C/O Vicon Industries, Inc.

       Michael D. Katz                        257,700 (7)                 7.9
       Kenneth M. Darby                       231,837                     7.1
       Arthur D. Roche                        136,967 (3)                 4.2
       Donald N. Horn                         101,003 (2)                 3.1
       Arthur V. Wallace                       18,695 (2)                  .6
       Kazuyoshi Sudo                          14,000 (2)                  .4
       Milton F. Gidge                         10,000 (4)                  .3
       Peter F. Neumann                         8,000 (2)                  .2
       Peter F. Barry                           5,600 (2)                  .2
       W. Gregory Robertson                     5,000 (2)                  .2
       Total all officers and
        directors as a group (13 persons)     872,252 (5)                26.8%


(1) The nature of beneficial ownership of all shares is sole voting and investment power.
(2) Includes currently exercisable options to purchase 5,000 shares.
(3) Includes currently exercisable options to purchase 7,500 shares and 124,467 shares which are owned jointly by Mr.Roche and his wife.
(4) Includes currently exercisable options to purchase 8,000 shares.
(5) Includes currently exercisable options to purchase 133,200 shares.
(6) Mr. Chun has shared voting and dispositive power over 204,507 shares but disclaims beneficial ownership as to all but 48,400 shares. 100,707 shares are owned by International Industries Inc. Profit Sharing Plan and 55,400 by immediate family members. Mr. Chun is a nominee for election to the Board of Directors for the Class of 2001.
(7) Includes currently exercisable options to purchase 5,000 shares and 252,700 shares which are owned jointly by Mr. Katz and his wife.

                    PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
                           PROPOSAL 1. ELECTION OF DIRECTORS
     The Board of Directors is composed of nine directors who are elected for staggered terms of three years each. Directors serve until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and Vicon Industries, Inc. except for Mr. Chu S. Chun, who has executed an agreement not to sell any of his shares of common stock for a certain period of time. If Mr. Chun is not elected as a director, such agreement is void.

     The three nominees proposed for election to a term expiring in 2001 at the Annual Meeting are Messrs. Chu S. Chun, Milton F. Gidge and W. Gregory Robertson. In the event that any such nominee is unable or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as shall be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

   Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the three nominees named in the Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                ALL NOMINEES NAMED IN THIS PROXY STATEMENT

  Information with Respect to Nominees and  Continuing  Directors
     The following sets forth the names of nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominees and Their                          Director
Principal Occupations                       Since                        Age
-------------------------------------------------------------------------------
Chu S. Chun
   Chairman and CEO
   International Industries, Inc.
     and Chun Shin Industries, Inc             --                        63
Milton F. Gidge
    Retired Director & Executive Officer
    Lincoln Savings Bank                      1987                       68
W. Gregory Robertson
    President
    TM Capital Corp.                          1991                       54
             Continuing Directors whose Term of Office Expires in 1999
-------------------------------------------------------------------------------
Donald N. Horn
   Chairman of the Board
   Vicon Industries, Inc.
   President
   Pro/Four Video Products, Inc.               1967                      69
Peter F. Barry
   Retired Senior Vice President
   Grumman Corporation                         1984                      68
Arthur D. Roche
   Executive Vice President
   Vicon Industries, Inc.                      1992                      59
             Continuing Directors whose Term of Office Expires in 2000
-------------------------------------------------------------------------------
Kenneth M. Darby
   CEO and President
   Vicon Industries, Inc.                      1987                       52
Peter F. Neumann
   Retired President
   Flynn-Neumann Agency, Inc.                  1987                       63
Kazuyoshi Sudo
   Chief Executive Officer
   Chugai Boyeki (America) Corp.               1987                       55

Mr. Chu S. Chun, since 1988, has been Chairman and CEO of International Industries, Inc. and Chun Shin Industries, Inc., international trading and manufacturing companies.

Mr. Gidge is a retired director and executive officer of Lincoln Savings Bank for whom he served from 1976 to 1994 as Chairman, Credit Policy. He has also been a director since 1980 of Interboro Mutual Indemnity Insurance Co., a general insurance mutual company, and a director of Intervest Bancshares Corporation of New York, a mortgage banking holding company, and another affiliated company of Intervest since 1988.

Mr. Robertson is President of TM Capital, a financial services company, an organization he founded in 1989. From 1985 to 1989, he was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance.

Mr. D. Horn founded the Company in 1967 and has served as Chairman of the Board since its inception. He also served as Chief Executive Officer from the Company's inception until April 1992 and as President to September, 1991. Mr. Horn retired from the Company on December 31, 1993 and is currently President of Pro/Four Video Products, Inc., a manufacturer of professional video products for the broadcast industry. Mr. Horn is the father of Peter A. Horn, a Vice President of the Company.

Mr. Barry is a retired executive of Grumman Corp., an aerospace manufacturer, for whom he served from August 1988 to March 1991 as Senior Vice President of Washington D.C. operations. Previously, he served since 1974 as President of Hartman Systems, Inc., a manufacturer of electronic controls and display devices for military applications.

Mr. Roche joined the Company as Executive Vice President and co-participant in the Office of the President in August 1993. For the six months earlier, Mr. Roche provided consulting services to the Company. In October 1991, Mr. Roche retired as a partner of Arthur Andersen LLP, an international accounting firm which he joined in 1960.

Mr. Darby has served as Chief Executive Officer since April 1992 and as President since October 1991. Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company. He first joined the Company in 1978 as Controller after more than nine years at KPMG Peat Marwick LLP, a major public accounting firm.

Mr. Neumann is the retired President of Flynn-Neumann Agency, Inc., an insurance brokerage firm. He has also served as a director of Reliance Federal Savings Bank since 1978.

Mr. Sudo is Chief Executive Officer of Chugai Boyeki (America) Corp., a distributor of electronic, chemical and optical products. From 1985 to 1997 he was Treasurer of such company. He is also a director of Chugai Boyeki Company, Ltd. since 1997.

            MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD
The Board of Directors has a number of standing committees including the executive committee, the compensation committee and the audit committee.

The executive committee consists of Messrs. Horn, Gidge, Darby, and Roche, of whom Messrs. Gidge and Horn are nonemployee directors. The committee meets in special situations when the full Board cannot be convened. The committee also recommends candidates to the Board as nominees for election at the Annual Meeting. Directors are selected on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. The committee will consider written shareholder recommendations for candidates at the next Annual Meeting of Shareholders, which are submitted not later than November 27, 1998 to the Company's principal executive offices and are addressed to the Chairman of the Board of Directors. The Committee did not meet during the past year.

The compensation committee, whose present members are Messrs. Neumann, Robertson and Wallace(currently a director, not standing for reelection when his term expires on April 23, 1998), held one meeting during the last fiscal year. The function of the co mpensation committee is to establish and approve theappropriate compensation for Mr. Darby, recommend the award of stock options, and to review the recomendations of the President with respect to the compensation of all other officers.

The audit committee consists of Messrs. Gidge, Barry, and Sudo, each of whom are nonemployee directors. The audit committee reviews the internal financial controls of the Company and the objectivity of its financial reporting. The committee meets with appropriate financial personnel from the Company and independent certified public accountants in connection with their audits. The committee recommends to the Board the appointment of independent certified public accountants to serve as the Company's auditors, subject to ratification by the shareholders. The independent certified public accountants have complete and free access to the committee at any time. The committee met once during the last fiscal year.

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Messrs. Darby and Roche and other officers.

Meetings of the Board of Directors are held generally six times during the year including an organizational meeting following the conclusion of the Annual Meeting of Shareholders. The Board held seven meetings in the Company's 1997 fiscal year. No Board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served).

Directors, except the Chairman of the Board and employee directors, are each compensated at an annual rate of $6,000 and $500 per committee meeting attended in person. The Chairman of the Board is compensated at an annual rate of $10,000 and $500 per committee meeting attended in person.

                            CERTAIN  RELATIONSHIPS
Chugai Boyeki Company, Ltd. and affiliates (CBC) owns 18.0 % of the outstanding Common Stock of the Company. The business relationship between the Company and CBC has continued for 20 years, during which period CBC has served as (i) a lender, (ii) a product supplier and sourcing agent, and (iii) a reseller of Company products. Historically, CBC has provided a significant amount of funding to the Company in the form of extended accounts payable related to product purchases. In 1997, the Company incurred approximately $383,000 in interest expense on amounts it owed to CBC with respect to extended accounts payable. CBC also acts as the Company's sourcing agent for the purchase of certain video components. In 1997, the Company purchased approximately $7.1 million of products from or through CBC which includes approximately $286,000 in commissions on purchases of video products. Additionally, the Company sells finished products to CBC for resale by CBC in certain Asian and European markets. Sales to CBC were $2.7 million in 1997. CBC also has the exclusive right to sell the Company's products in Japan. In April 1997, the Company repaid $236,000 of mortgage loan indebtedness of Vicon U.K. to CBC with the proceeds of a new 10-year bank term loan. Although management believes that the CBC relationship has been beneficial to the Company on an overall basis, the terms provided to the Company by CBC for the foregoing may be less favorable than those the Company may be able to obtain from unaffiliated third parties. Kazuyoshi Sudo, a director of the Company and of CBC, is Chief Executive Officer of Chugai Boyeki (America) Corp., a U.S. subsidiary of CBC.

Mr. Chu S. Chun, who controls 6.7% of the outstanding Common Stock of the Company, also owns Chun Shin Industries, Inc. (CSI), a 50% partner with the Company in Chun Shin Electronics, Inc. (CSE). In 1997, CSE sold approximately $7.0 million of product to the Company through International Industries, Inc. ("I.I.I."), a U.S.-based company controlled by Mr. Chun. I.I.I. arranges the importation of and provides short-term financing on all the Company's product purchases from CSE, which in 1997 included approximately $137,000 in connection with such services. CSE also sold approximately $1.7 million of product to CSI, which has the exclusive right to sell the Company's products in South Korea. In addition, I.I.I. purchased approximately $1.1 million of products directly from the Company during 1997 for resale to CSI. Although management believes that the CSE relationship has been beneficial to the Company on an overall basis, the terms provided to the Company by CSE for the foregoing may be less favorable than those the Company may be able to obtain from unaffiliated third parties.

Peter F. Neumann, a director of the Company, is a former principal in the insurance brokerage firm of Bradley & Parker, Inc., which is the agent for certain of the Company's commercial insurance. The premium paid for such insurance amounted to approximately $61,000 in 1997.

                             OFFICERS OF THE COMPANY
In addition to Messrs. Darby and Roche, the Company has three other officers.
 They are:
  John L. Eckman, age 48        Vice President, U.S. Sales
  Peter A. Horn, age 42         Vice President, Compliance and Quality Assurance
  Yacov A. Pshtissky, age 46    Vice President, Technology and Development

Mr. Eckman joined the Company in August 1995 as Eastern Regional Manager. He was promoted to Vice President, U.S. Sales in July 1996. Prior to joining the Company, he was Director of Field Operations for Cardkey Systems, Inc., an access control security products manufacturer, with whom he was employed for twelve years.

Mr. P. Horn joined the Company in January 1974 and has been employed in various technical capacities. In 1986 he was appointed Vice President, Engineering and in May 1990 as Vice President, New Products and Technical Support Services; in September 1993, he was appointed Vice President, Marketing, in 1994 as Vice President, Product Management, and in 1995 as Vice President, Compliance and Quality Assurance.

Mr. Pshtissky, who joined the Company in September 1979 as an Electrical Design Engineer, was promoted to Director of Electrical Product Development in March 1988 and Vice President, Technology and Develop-ment in May 1990.

         COMPENSATION  COMMITTEE INTERLOCKS AND INSIDER  PARTICIPATION
  The Compensation Committee of the Board of Directors consists of Messrs. Neumann, Robertson, and Wallace, none of whom are or ever have been officers of the Company except Wallace who retired as Executive Vice President in 1990. See the section entitled "Certain Relationships" included elsewhere herein, for a discussion of certain other relationships.

                           EXECUTIVE  COMPENSATION
                   BOARD  COMPENSATION  COMMITTEE REPORT
  The Compensation Committee's compensation policies applicable to the Company's executive officers for the last completed fiscal year were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

  Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all executive officers other than himself. The Committee reviews these recommendations with Mr. Darby, and after such review, determines compensation. In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with such officer. For each executive officer, the Committee's determinations are based on the committee's conclusions concerning each officer's performance and comparable compensation levels in the CCTV Industry and the Long Island area for similarly situated officers at other companies. The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these executive officers. Also, the Company has established an incentive compensation plan for all of its executive officers, which provides a specified bonus to each officer upon the Company's achievement of certain annual profitability targets.

  The Compensation Committee grants options to executive officers to connect compensation to the performance of the Company. Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company's stock. The Committee grants options based on significant contributions of an executive officer to the performance of the Company.

  In addition, in determining the salary compensation of Mr. Darby as CEO, the Committee considered the responsibility assumed by him in formulating and implementing a management and operating restructuring plan.

                             Compensation Committee
  Peter F. Neumann, Chairman, W. Gregory Robertson and Arthur V. Wallace

                              EXECUTIVE COMPENSATION
  The following information is set forth with respect to all compensation paid by the Company to its Chief Executive Officer and its most highly compensated executive officers other than the CEO whose annual compensation exceeded $100,000, for each of the past three fiscal years.

                             SUMMARY COMPENSATION TABLE

                                         Annual       Long Term
                                      Compensation  Compensation
                                      ------------  ------------
                            Fiscal
Name and                  Year Ended                   Options      All Other
Principal Position       September 30,    Salary    No. of Shares   Compensation
-----------------------  -------------   --------   -------------   ------------
Kenneth M. Darby             1997        $225,000      58,000       $87,017 (4)
Chief Executive Officer      1996        $195,000      95,000       $34,750 (2)
                             1995        $195,000        --         $ 3,000 (1)
Arthur D. Roche              1997        $170,000      35,000       $45,240 (5)
Executive Vice President     1996        $150,000      25,000       $15,875 (3)
                             1995        $150,000        --            --
  No listed officer received other non-cash compensation amounting to more than 10% of salary.
  (1) Represents life insurance policy payment.
  (2) Represents life insurance policy payment of $3,000 and bonus in the form of 16,933 shares of common stock issued from treasury.
  (3) Represents bonus in the form of 8,467 shares of common stock issued from treasury.
  (4) Represents life insurance policy payment of $3,000 and cash bonus of $84,017. The cash bonus equaled 4.55% of the sum of consolidated income before taxes and provision for officers' bonuses, which bonus formula was adopted for the years 1997 and 1998 by the Board of Directors upon recommendation of its Compensation Committee.
  (5) Represents cash bonus. The cash bonus equaled 2.45% of the sum of consolidated income before taxes and provision for officers' bonuses, which bonus formula was adopted for the years 1997 and 1998 by the Board of Directors upon recommendation of its Compensation Committee.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                     Potential Realizable Value
                                                     at Assumed Annual Rates
                                                     of Stock Price Appreciation
                            Individual Grants        For Option Term
--------------------------------------------------------------------------------
                             % of Total
                   No. of    Granted to    Exercise
                   Options   Employees In   Price    Expiration
Name               Granted   Fiscal Year   Per Share    Date       5%        10%
--------------------------------------------------------------------------------
Kenneth M. Darby   38,000       16%          2.5000    10/01    $26,200  $58,000
                   20,000        8%          3.0625     4/02    $16,900  $37,400
Arthur D. Roche    25,000       10%          2.5000    10/01    $17,300  $38,200
                   10,000        4%          3.0625     4/02    $ 8,500  $18,700

Options granted in the year ended September 30, 1997 were issued under the 1996 Incentive Stock Option Plan. The options granted above are exercisable as follows: up to 30% of the shares at the grant date, an additional 30% of the shares on the first anniversary of the grant date, and the balance of the shares on the second anniversary of the grant date, except that no option is exercisable after the expiration of five years from the date of grant.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES
                                                     At September 30, 1997
                                                     ---------------------
                                                   Number of        Value of
                        Shares                   Unexercisable    Unexercisable
                       Acquired       Value      In-the-Money     In-the-Money
Name                 on Exercise    Realized (1)    Options (3)    Options (2)
-------------------------------------------------------------------------------
Kenneth M. Darby       153,432        $698,621        78,600         $484,775
Arthur D. Roche         75,500        $343,750        34,500         $206,875
    (1) Calculated based on the difference between the closing quoted market value of $6.50 per share at the date of exercise and the exercise price.
    (2) Calculated based on the closing quoted market value of $8.375 per share.
    (3) No options were exercisable by the above named officers at September 30, 1997.

                    EMPLOYMENT CONTRACTS, CHANGE IN CONTROL
                     AND DEFERRED COMPENSATION ARRANGEMENTS
     Mr. Darby and Mr. Roche have each entered into employment agreements with the Company that provide for annual salaries of $225,000 and $170,000, respectively. Each of these agreements provides for payment in an amount up to three times their average annual compensation for the previous five years if there is a change in control without Board of Director approval (as defined in the agreements). Mr. Darby's agreement also provides for a deferred compensation benefit of 45,952 shares of common stock held by the Company in treasury. Such benefit vests upon retirement of the executive, or earlier under certain conditions. The quoted market value of such benefit approximated $345,000 at the date of grant.

     Messrs. D. Horn and A. Wallace (current directors) each have insured deferred compensation agreements with the Company which provide that upon reaching retirement age total payments of $917,000 and $631,000, respectively, will be made in monthly installments over a ten year period. The full deferred compensation payment is subject to such individuals' adherence to certain non-compete covenants. Mr. Wallace began receiving payments under the agreement in October 1990 and Mr. Horn began receiving payments under the agreement in January 1994.

                           STOCK PERFORMANCE GRAPH
     This graph compares the return of $100 invested in the Company's stock on October 1, 1992, with the return on the same investment in the AMEX Market Value Index.

           COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN BETWEEN
              VICON INDUSTRIES AND AMEX MARKET VALUE INDEX
   (The following table was represented by a chart in the printed material)

                                   Vicon                 AMEX Market
                  Date             Industries, Inc.      Value Index
                  10/01/92         100                   100
                  10/01/93         58                    122
                  10/01/94         60                    122
                  10/01/95         63                    145
                  10/01/96         83                    152
                  10/01/97         279                   191

                 PROPOSAL 2. APPROVAL OF INDEPENDENT AUDITORS
     The Board of Directors of the Company has appointed KPMG Peat Marwick LLP as auditors for the fiscal year ending September 30, 1998, and further directed that management submit the Board's selection of auditors to the shareholders at the Annual Meeting for ratification. KPMG Peat Marwick LLP, a nationally known firm of independent certified public accountants, has audited the Company's financial statements since 1973. The Company is not aware of any relationship with KPMG Peat Marwick LLP or any of its associates, other than the usual relationship that exists between independent certified public accountants and client.

     KPMG Peat Marwick LLP will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire, and will be available to respond to appropriate questions. KPMG Peat Marwick LLP has provided no services other than audit and tax services in connection with the examination of the Company's financial statements. The Board of Directors of the Company recommends that you vote in favor of the selection of KPMG Peat Marwick LLP as the Company's auditors.

     Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of KPMG Peat Marwick LLP as the independent auditors of the Company.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                   OTHER MATTERS THAT MAY COME BEFORE THE MEETING
     As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders, but the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.

                                 MISCELLANEOUS
     Solicitation of proxies is being made by mail and may also be made in person or by telephone or facsimile by officers, directors and regular employees of the Company.

     The cost of the solicitation will be borne by the Company.



                                        By Order of the Board of Directors





      Hauppauge, New York                 Arthur D. Roche
      March 2, 1998                         Secretary